Exhibit 99.1

Connection (CNXN) Reports First Quarter 2019 Results

Net Income Increases by 12.6% from Prior Q1

FIRST QUARTER SUMMARY:

  Net income: $12.7 million, up 12.6% y/y
  Gross profit: $99.3 million, up 3.1% y/y
  Record gross margin: 15.7%, compared to 15.4%
  Diluted EPS: $0.48, compared to $0.42 y/y, up 14.3%
  Cash balance: $93.5 million

MERRIMACK, N.H.--(BUSINESS WIRE)--May 2, 2019--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, today announced results for the first quarter ended March 31, 2019. Net sales for the quarter ended March 31, 2019 increased by 1.3% to $632.9 million, compared to $624.9 million for the prior year quarter. Our average daily sales during the quarter increased by 2.9%, compared to the prior year quarter. During the quarter, there was downward pressure on net sales growth, because a greater portion of our software sales were recognized on a net basis. Net income for the first quarter ended March 31, 2019 increased by 12.6% to $12.7 million, or $0.48 per diluted share, compared to net income of $11.3 million, or $0.42 per diluted share for the prior year quarter.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $108.1 million for the twelve months ended March 31, 2019, compared to $98.6 million for the twelve months ended March 31, 2018.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment decreased by 3.9% to $252.9 million in the first quarter of 2019, compared to the prior year quarter. We experienced strong growth in sales of mobility and software products in the quarter. Our software growth was driven by increases in cloud-based and security software sales, which are recognized on a net basis. The recognition of sales on a net basis can result in downward pressure on net sales, but will result in higher gross margins. Gross margin increased by 23 basis points to 17.8% due to increased sales of cloud-based and security software, partially offset by changes in hardware product mix.
  Net sales for the Public Sector Solutions segment decreased slightly to $104.4 million in the first quarter of 2019, compared to the prior year quarter. Sales to the federal government increased by 3.3%, compared to the prior year, while sales to state and local government and educational institutions decreased by 1.7%. Gross margin decreased by 29 basis points to 12.6% primarily due to changes in hardware product mix, partially offset by increases resulting from higher cloud-based and security software sales.
  Net sales for the Enterprise Solutions segment increased by 7.2% to $275.6 million in the first quarter of 2019, compared to the prior year quarter primarily due to continued strong demand by our Enterprise customers. Gross margin increased by 69 basis points to 15.0% primarily due to an increase in sales of cloud-based and security software and improved invoice selling margins.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased by 10% year over year and accounted for 28% of net sales in the first quarter of 2019, compared to 26% of net sales in the prior year quarter. All three selling segments experienced strong year-over-year growth in notebook sales.
  Accessories sales increased by 20% year over year and accounted for 14% of net sales in the first quarter of 2019, compared to 12% of net sales in the prior year quarter. The Enterprise Solutions segment experienced year-over-year growth in accessories sales due to timing of large project rollouts, compared to the prior year quarter.
  Desktop sales increased by 6% year over year and accounted for 12% of net sales in the first quarter of 2019, compared to 11% of net sales in the prior year quarter. The Enterprise Solutions and Public Sector Solutions segments experienced strong year-over-year growth in desktop sales.
  Software sales increased by 3% year over year and accounted for 11% of net sales in the first quarter of 2019 and 2018. The growth in software sales was largely driven by increased sales of cloud-based offerings, security, and maintenance software across all three segments.

Selling, general and administrative (“SG&A”) expenses increased in the first quarter of 2019 to $81.2 million from $80.9 million in the prior year quarter, but decreased 11 basis points as a percentage of net sales.

In addition, the first quarter 2019 results include $0.7 million of restructuring and other related costs associated with severance and other exit costs associated with the closing of an office facility.

Cash and cash equivalents were $93.5 million at March 31, 2019, compared to $91.7 million at December 31, 2018. In January 2019, we paid a $0.32 cent per share special dividend to shareholders, which totaled $8.5 million. During the first quarter of 2019, the Company repurchased 42,537 shares of stock for $1.3 million.

“The Company achieved record gross margin this quarter. We saw strong demand in mobility, software, cloud and security solutions. We are pleased with the growth in our Enterprise segment and in our retail and healthcare vertical markets,” said Tim McGrath, President and Chief Executive Officer. “Our increased productivity and improved execution allowed us to deliver a 12.6% increase in net income,” concluded Mr. McGrath.

Conference Call and Webcast

Connection will host a conference call and live web cast today, May 2, 2019 at 4:30 p.m. ET to discuss its first quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International). A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA, Adjusted EPS and Adjusted Net Income are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Public Sector Solutions (800-800-0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2018. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2019	2018
			%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)			Change

Operating Data:
Net sales	$ 632,921	$ 624,895	1%
Diluted earnings per share	$ 0.48	$ 0.42	14%

Gross margin	15.7%	15.4%
Operating margin	2.8%	2.5%
Return on equity (1)	12.7%	12.5%

Inventory turns	17	23
Days sales outstanding	55	53

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	28%	26%
Accessories	14	12
Desktops	12	11
Software	11	11
Servers/Storage	9	12
Displays	9	9
Net/Com Products	7	8
Other Hardware/Services	10	11
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,356	26,737
Total book value per share	$20.40	$18.40
Tangible book value per share	$17.25	$15.25
Closing price	$36.67	$25.00
Market capitalization	$966,475	$668,425
Trailing price/earnings ratio	14.8	11.4
LTM Adjusted EBITDA (2)	$108,117	$98,551
Adjusted market capitalization/LTM Adjusted EBITDA (3)	8.1	6.1
(1)	Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2)	Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3)	Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2019		2018
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Business Solutions	$252,932	17.8%	$263,278	17.6%
Enterprise Solutions	275,635	15.0	257,244	14.3
Public Sector Solutions	104,354	12.6	104,373	12.9
Total	$632,921	15.7%	$624,895	15.4%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended March 31,
(amounts in thousands, except per share data)	2019	2018

Net sales	$632,921	$624,895
Cost of sales	533,574	528,523
Gross profit	99,347	96,372

Selling, general and administrative expenses	81,235	80,900
Restructuring and other charges	703	-
Income from operations	17,409	15,472

Other income/(expense), net	198	116
Income tax provision	(4,880)	(4,288)
Net income	$12,727	$11,300

Earnings per common share:
Basic	$0.48	$0.42
Diluted	$0.48	$0.42

Shares used in the computation of earnings per common share:
Basic	26,359	26,835
Diluted	26,525	26,916

	March 31	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2019	2018
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$93,470	$91,703
Accounts receivable, net	433,948	447,698
Inventories, net	137,665	119,195
Income taxes receivable	-	922
Prepaid expenses and other current assets	7,261	9,661
Total current assets	672,344	669,179
Property and equipment, net	55,438	51,799
Right-of-use assets, net	16,750	-
Goodwill	73,602	73,602
Intangibles assets, net	9,223	9,564
Other assets	1,092	1,211
Total Assets	$828,449	$805,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$204,196	$201,640
Accrued payroll	18,066	24,319
Accrued expenses and other liabilities	36,619	33,840
Total current liabilities	258,881	259,799
Deferred income taxes	17,184	17,184
Operating lease liability	13,215	-
Other liabilities	1,577	2,469
Total Liabilities	290,857	279,452
Stockholders’ Equity:
Common stock	288	288
Additional paid-in capital	116,098	115,842
Retained earnings	453,737	441,010
Treasury stock at cost	(32,531)	(31,237)
Total Stockholders’ Equity	537,592	525,903
Total Liabilities and Stockholders’ Equity	$828,449	$805,355

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
(amounts in thousands)	2019	2018
Cash Flows from Operating Activities:
Net income	$12,727	$11,300
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,709	3,300
Stock-based compensation expense	269	207
Provision for doubtful accounts	256	417
Deferred income taxes	-	429

Changes in assets and liabilities:
Accounts receivable	13,494	57,389
Inventories	(18,470)	10,302
Prepaid expenses and other current assets	3,322	2,721
Other non-current assets	119	(1,880)
Accounts payable	2,121	(42,521)
Accrued expenses and other liabilities	551	(4,420)
Net cash provided by operating activities	18,098	37,244

Cash Flows from Investing Activities:
Purchases of equipment	(6,572)	(5,007)
Net cash used in investing activities	(6,572)	(5,007)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	-	859
Dividend payment	(8,452)	(9,122)
Purchase of treasury shares	(1,294)	(2,997)
Issuance of stock under Employee Stock Purchase Plan	(13)	-
Net cash used in financing activities	(9,759)	(11,260)
Increase (decrease) in cash and cash equivalents	1,767	20,977
Cash and cash equivalents, beginning of period	91,703	49,990
Cash and cash equivalents, end of period	$93,470	$70,967

Non-cash Investing Activities:
Accrued capital expenditures	$1,987	$1,140

Supplemental Cash Flow Information:
Income taxes paid	$291	$320

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, favorable resolution of a contract dispute, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended March 31,			LTM Ended March 31, (1)
	2019	2018	% Change	2019	2018	% Change
Net income	$12,727	$11,300	13%	$66,019	$58,725	12%
Depreciation and amortization	3,709	3,301	12%	14,472	12,285	18%
Income tax expense	4,880	4,288	14%	24,664	23,017	7%
Interest expense	30	25	20%	150	123	22%
EBITDA	21,346	18,914	13%	105,305	94,150	12%
Restructuring and other charges (2)	703	-	100%	1,670	3,636	(54%)
Stock-based compensation	269	207	30%	1,142	765	49%
Adjusted EBITDA	$22,318	$19,121	17%	$108,117	$98,551	10%
(1)	LTM: Last twelve months
(2)	Restructuring and other charges in 2019 consist of severance and other charges related to internal restructuring activities. Restructuring and other charges in LTM 2018 consist of a 2017 fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.
(amounts in thousands, except per share data)	Three Months Ended March 31,
	2019	2018	% Change
Net income	$12,727	$11,300
Restructuring and other charges, net of tax (1)	508	-
Adjusted Net Income	$13,235	$11,300	17%
Diluted shares	26,525	26,916
Adjusted Diluted Earnings per Share	$0.50	$0.42	19%

(1)	Restructuring and other charges in 2019 consist of severance and other charges related to internal restructuring activities.

CONTACT:
Tom Baker, 603.683.2505
Tom.Baker@connection.com